CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Nuveen Investment Trust of our report dated August 26, 2016, relating to the financial statements and financial highlights, which appears in the Nuveen NWQ Global All-Cap Fund and Nuveen NWQ Global Equity Income Fund’s Annual Report on Form N-CSR for the year ended June 30, 2016. We also consent to the references to us under the headings Independent Registered Public Accounting Firm and Financial Highlights in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

March 30, 2017